Exhibit 10.6

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“this Amendment”) is made this 1st day of April, 2016 and is by and between JAM CAMBRIDGE VENTURES, LLC and RAM CAMBRIDGE VENTURES, LLC, both of which are Massachusetts limited liability companies with a place of business at 237 Lexington Street, Woburn, Massachusetts 01801, (“Landlord”) and SEQLL, LLC a Massachusetts limited liability companies with a place of business at 317 New Boston Street, Woburn, Massachusetts (“Tenant”).

STATEMENT OF FACTS

Landlord and Tenant are parties to a lease dated November 25, 2014 (the “Lease”), with respect to a certain portion of the building located at 317 New Boston Street, Woburn, Massachusetts 01801 (the

“Premises”).

Landlord and Tenant desire to modify certain terms of the Lease.

TERMS OF AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant hereby agree that the Lease shall be amended and modified as follows:

1.	PREMISES

Amend the lease by deleting the first two paragraphs of Section 2 and replacing it with the following:

A portion of the building consisting of approximately 6,508 rentable square feet (“RSF”) known as Suite 230, together with a portion of the building consisting of approximately 4,430 rentable square feet (“RSF”), known as Suite 210, for a total area of approximately 10,938 rentable square feet located at 317 New Boston Street, Woburn, Massachusetts 01801, as shown on Exhibit A1 (the “Premises”), together with the right to use in common with others entitled thereto, the hallways, and stairways, necessary for access to said leased premises, and lavatories therein, if any (the “Premises”). The Premises are to be delivered in “as-is” condition as they are in on the date of this Amendment.

2.	TERM

Amend the lease by deleting Section 3 in its entirety and replacing it with the following:

The term of this lease shall by for forty eight (48) months commencing on April 1, 2016 (“Term Commencement Date”), and terminating on March 31, 2020 (“Term Expiration Date”). In any event, the (“Rent Commencement Date”) shall be the Term Commencement Date.

Tenant shall have the right to extend its tenancy for one (1) five (5) year term by providing written notice at least twelve (12) months prior to lease expiration. Base rental rate during each “Option Period” shall begin at, $10.05/RSF per year with increases annually of 3% or CPI NE (Consumer Price Index Northeast), whichever is higher.

1

3.	RENT

Amend the lease by deleting Section 4 in its entirety and replacing it with the following:

Tenant shall commence paying utilities, Tenant’s Share of Taxes and Operating Expenses (as defined below), and any other additional rents, if any, on April 1, 2016.

Tenant shall pay, without any offset or reduction, Rent to Landlord beginning on the Rent Commencement Date and Continuing through the Term Expiration Date.

Tenant shall pay, without offset or reduction, Rent to Landlord at the rate of:

Months 1-12 (April 1, 2016 – March 31, 2017), the Base Rent shall be at the rate of $8.70 per rentable square foot (“RSF”) per year or $95,188.00 annually in equal monthly installments of $7,932.33 each month, payable in advance of the first day of each month, plus NNN.

Months 13-24 (April 1, 2017 – March 31, 2018), the Base rent shall be at the rate of $9.15 per rentable square foot (“RSF”) or $100,110.10 annually in equal monthly installments of $8,342.50 each payable in advance by the first day of each month, plus NNN.

Months 25-36 (April 1, 2018 – March 31, 2019), the Base rent shall be at the rate of $9.60 per rentable square foot (“RSF”) or $105,032.20 annually in equal monthly installments of $8,752.68 each payable in advance by the first day of each month, plus NNN.

Months 37-48 (April 1, 2019 – March 31, 2020), the Base rent shall be at the rate of $10.05 per rentable square foot (“RSF”) or $109,954.30 annually in equal monthly installments of $9,162.85 each payable in advance by the first day of each month, plus NNN.

Tenant shall pay all bills for utilities furnished to the Premises.

There will be a late charge for payments made after the first (1st) of the month, which charge shall be the greater of Ten percent (10%) per year or the maximum amount permitted by law. Interest charges on outstanding balances shall accrue at eighteen percent (18%) per year or the maximum amount permitted by law. Failure to pay the late charge and interest charges shall be a default under the terms of the Lease. A 7-day grace period will be allowed once in any 12-month period. Tenant acknowledges and waives any/all rights to offset or reduce payments due under this Lease.

4.	SECURITY DEPOSIT

Amend the lease by deleting Section 5 in its entirety and replacing it with the following:

A Security Deposit in the amount of $14,238.92 shall be held as security for Tenant’s performance of any and all of its obligations hereunder. Landlord may adjust the Security Deposit from time to time after reviewing Tenant’s financial statements, which Tenant shall provide to Landlord upon request. Upon the occurrence of a default under this Lease by Tenant, Landlord may, in its sole discretion, apply the Security Deposit to cure such default and Tenant shall restore the Security Deposit to the sum of $14,238.92 (or such adjusted amount). Upon a transfer of the Property, Tenant agrees to look solely to such transferee for the return of the Security Deposit provided Landlord discloses same to such transferee prior to transfer.

2

Landlord and Tenant agree that Landlord currently holds an amount of $8,000 paid by Tenant to be credited towards the total Security Deposit of $14,238.92. Tenant shall pay to Landlord the remainder in the amount of $6,238.92 upon the execution of this Lease Amendment.

5.	TAXES AND OPERATING EXPENSES

Amend the lease by deleting the first sentence of the fourth paragraph of Section 6 in its entirety and replacing it with the following:

“Tenant’s Share” shall mean 18.2443%.

6.	AS-IS

Tenant agrees that it has leased the Premises after full and complete examination of the same and in “AS-IS” condition on the date hereof, and by its execution and delivery of this Amendment, Tenant acknowledges that neither Landlord or Landlord’s agents has made any representations or promises with respect to the Premises, the Building or the Project and no rights, easements or licenses are required by Tenant by implication or otherwise, except as may be set forth expressly in the Lease. The execution and delivery of this Amendment shall be conclusive evidence, as again Tenant, the Tenant accepts the Premises in “as-is” condition.

7.	TENANT REPRESENTATIONS

Tenant hereby represents and certifies that the Lease is in full force and effect, that all obligations of the Landlord under the Lease as of the date hereof have been performed by Landlord except as set forth herein, and that, as of the date hereof, there exists no default by Landlord under the Lease and Tenant has no defenses, rights of offset, credits, deductions in rent or claims against Landlord of any of the agreements, terms, covenants or conditions of the Lease.

8.	INDEPENDENT COVENANTS

Landlord and Tenant agree that the obligations of Tenant hereunder, including, without limitation, Tenant’s obligation to pay rent and additional rents, are independent and not mutually dependent covenants and that the failure of Landlord to perform any obligation hereunder shall in no event justify or empower Tenant to withhold rent, additional rent or any other amount due to Landlord hereunder or to terminate this Lease. Tenant acknowledges that the foregoing is a material inducement to Landlord to enter into this Amendment.

9.	BROKERAGE

Tenant and Landlord represent and warrant that neither has dealt with any broker in connection with the execution of this Amendment and agree to defend, indemnify and save the other party harmless from and against any and all claims for a commission arising out of this Amendment made by anyone as a result of the indemnifying party’s acts.

3

10.	TERMS

Capitalized terms not defined herein shall have the definition provided in the Lease.

11.	RATIFICATION

The Lease, as amended by this Amendment, is hereby ratified and confirmed in all respects, except that this Amendment shall prevail over any other provisions of the Lease which are inconsistent with this Amendment.

12.	COUNTERPARTS AND AUTHORITY

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have the authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

EXECUTED as an instrument under seal as of this 23rd of March, 2016.

LANDLORD	TENANT

/s/ Joseph A. Martignetti	/s/ Elizabeth Reczek

Joseph A. Martignetti, Manager	NAME: Elizabeth Reczek

JAM CAMBRIDGE VENTURES, LLC	TITLE: CEO

SEQLL, LLC

/s/ Ronald A. Martignetti

Name: Ronald A. Martignetti, Manager

RAM CAMBRIDGE VENTURES, LLC

4